Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-200936 and No. 333-249363) on Forms S-8 and (No. 333-227213) on Form S-3ASR of our report dated February 28, 2023, with respect to the consolidated financial statements of Freshpet, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey
February 28, 2023